Exhibit 99.1

Bristol Myers Squibb Elects Deepak L. Bhatt, M.D., M.P.H.

to Board of Directors

NEW YORK, NY– June 15, 2022 – Bristol Myers Squibb (NYSE: BMY) today announced that its Board of Directors has elected Deepak L. Bhatt, M.D., MPH., to the Board, effective June 14, 2022. Dr. Bhatt will serve as a member of the Science & Technology Committee of the Board of Directors.

“We are pleased to welcome Dr. Deepak L. Bhatt to our Board of Directors,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “Through his role as a physician and leading researcher in cardiovascular medicine, Deepak’s insight and expertise will be beneficial as we continue to progress our long-term strategy, transform our pipeline and bring best-in-class medicines that benefit patients with serious unmet diseases.”

Dr. Bhatt is currently the executive director of interventional cardiovascular programs at Brigham and Women’s Hospital.

He brings to the Board more than 20 years of research experience in acute coronary syndromes, preventive cardiology, and advanced techniques in cardiac, cerebral, and peripheral intervention. He has served as the principal or co-principal investigator for cardiovascular clinical trials focused on interventional cardiology, anti-thrombotic therapy, lipid-lowering therapy, heart failure, obesity, and diabetes, among other areas.

Prior to his current position, Dr. Bhatt served as chief of cardiology at VA Boston Healthcare from 2008-2013. During 2001-2008, Dr. Bhatt held a number of roles of increasing responsibility at the Cleveland Clinic in Cleveland, Ohio. In addition to being an attending physician, he served as an associate director of the Cleveland Clinic Cardiovascular Coordinating Center, director of the interventional cardiology fellowship, as well as the associate director of the cardiovascular medicine fellowship.

He received his medical degree from Cornell University and a masters in public health from the Harvard School of Public Health. He completed his internship and residency training in internal medicine at the Hospital of the University of Pennsylvania, and was a fellow in interventional cardiology and cerebral and peripheral vascular intervention at the Cleveland Clinic. Dr. Bhatt received his undergraduate degree, a bachelor of science, from the Massachusetts Institute of Technology.

Theodore R. Samuels, the Board’s lead independent director said, “Deepak is an accomplished physician who has led major advances in the treatment of cardiovascular disease and his significant scientific insights will be an asset to our company. The additional clinical expertise will prove valuable as we progress our pipeline and help ensure that our patients and shareholders continue to benefit from diverse experiences and perspectives on our board.”

Dr. Bhatt commented, “As a recognized leader in the development of transformational medicines, including for cardiovascular disease, Bristol Myers Squibb continues to innovate and develop first-in-class medicines that have the potential to benefit patients with serious unmet needs. It is an honor to join the Board, and I look forward to working alongside with my fellow directors to help build upon the company’s legacy of innovation to the benefit of more patients around the world.”

With the appointment of Dr. Bhatt, effective June 14, 2022, the size of the Board will increase to 11. He will receive compensation in accordance with the company’s director compensation program. For more information about the Bristol Myers Squibb Board of Directors, click here.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

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